Exhibit 99.1

Joel P. Moskowitz	Dan Matsui/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421 x-8261	(310) 208-2550

Ceradyne CEO Adopts Rule 10b5-1 Trading Plan

Costa Mesa, Calif.—February 28, 2006—Ceradyne, Inc. (Company) (Nasdaq: CRDN) today announced that Joel P. Moskowitz, the company’s Chairman, CEO and President, has established a pre-arranged trading plan to sell a portion of his company stock over time as part of his individual long-term strategy for asset diversification and liquidity. The plan was adopted in accordance with guidelines specified in Rule 10b5-1 of the Securities Exchange Act of 1934.

Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. Using these plans, insiders can gradually diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce any market impact, and can avoid concerns about whether they had material, non-public information when they sold their stock.

Under his Rule 10b5-1 plan, Moskowitz may sell up to 200,000 shares of Ceradyne stock over a period of approximately 12 months based on a series of laddered price and volume triggers for the sale of the shares. Moskowitz has owned these shares since 1983. If Mr. Moskowitz completes the sale of all 200,000 shares under his Rule 10b5-1 plan, he would beneficially own approximately 1,557,000 shares of Ceradyne stock (including shares subject to currently exercisable options and restricted stock units).

The sales under this plan will commence no earlier than March 14, 2006 and will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications.

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